EXHIBIT 99.1

January 31, 2011

DELTA MUTUAL, INC. (OTCB:DLTZ) – An international company specializing in energy (i.e.: oil, gas and mining) announced the today the following update for the Tartagal & Morillo prospects. Our Joint Venture Partner in the Tartagal and Morillo concessions,  New Times Energy Corporation Limited, Hong Kong, the 60% owner and operator of the these  concessions, announced on January 26, 2011 the commencement of production on the CA x-1002 well in the Tartagal Oriental Block, at a tested rate of approximately 94 B/D, and announced further that a second workover on the CA x-1 well in the Tartagal Block is underway with results expected in the next month. New Times Energy will continue to assess and complete the workover of its remaining  21 shut in wells  to generate cash flow to the Joint Venture in its 2011 exploration drilling program.  Delta maintains its 9% property rights in both blocks in the “carry-over” mode for the complete investment program.

Forward Looking Statement This Press Release contains forward-looking statements that involve risks and uncertainties, which may include statements about business strategy and development plans, plans for entering new business, anticipated sources of funds, including proceeds from future operations and plans, objectives, expectations and intentions contained in the Press Release. Because these forward looking statements involve risk and uncertainties, actual results could differ materially from those discussed in this Press Release. These risks are outlined in our SEC filings.
Contact:
Delta Mutual, Inc. Malcolm W. Sherman, Executive VP 602-432-3887, mwsherman3@aol.com